EXHIBIT 23.2

A PARTNERSHIP OF INCORPORATED PROFESSIONALS	AMISANO HANSON CHARTERED ACCOUNTANTS

AUDITORS’ CONSENT

We hereby consent to the incorporation by reference of our report dated April 12, 2005 on the consolidated balance sheet of the Company as at December 31, 2004 and the related consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows for each of the years in the two year period ended December 31, 2004 and 2003 in the Company’s Registration Statement (Form S-8) pertaining to the Incentive Share Option Plan of Kodiak Oil & Gas Corp filed with the United States Securities and Exchange Commission.

Vancouver, Canada	/s/ AMISANO HANSON “AMISANO HANSON”
November 3, 2006	Chartered Accountants

750 West Pender Street, Suite 604	Telephone: 604-689-0188
Vancouver Canada	Facsimile: 604-689-9773
V6C 2T7	E-MAIL: amishan@telus.net